Exhibit XI

Consent of Independent Auditors

The Board of Directors

Nordic Investment Bank

We consent to the incorporation by reference in the registration statement (No. 333-217876) on Schedule B of Nordic Investment Bank of our report dated 15 February 2019, with respect to the statement of financial position of Nordic Investment Bank as of 31 December 2018 and the related statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes to the financial statements, which report appears in this Amendment No. 3 to the 31 December 2017 Annual Report on Form 18-K/A.

/S/ TERHI MÄKINEN	/S/ MONA ALFREDSSON
Terhi Mäkinen Authorized Public Accountant Ernst & Young Oy Alvar Aallon katu 5 C FIN-00100 Helsinki, Finland	Mona Alfredsson Authorized Public Accountant Ernst & Young AB Jakobsbergsgatan 24 SE-103 99 Stockholm, Sweden

26 February 2019

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